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EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

	Year Ended December 31,					Nine Months Ended September 30,
	2008	2009	2010	2011	2012	2012	2013
Earnings:
Income from Continuing Operations before Provision for Income Taxes	$240,766	$345,279	$334,222	$352,900	$298,366	$261,577	$140,371
Add: Fixed Charges	309,991	292,860	284,052	286,241	326,261	239,388	250,654

	$550,757	$638,139	$618,274	$639,141	$624,627	$500,965	$391,025

Fixed Charges:
Interest Expense, Net	$219,989	$212,545	$204,559	$205,256	$242,599	$178,381	$190,656
Interest Portion of Rent Expense	90,002	80,315	79,493	80,985	83,662	61,007	59,998

	$309,991	$292,860	$284,052	$286,241	$326,261	$239,388	$250,654

Ratio of Earnings to Fixed Charges	1.8x	2.2x	2.2x	2.2x	1.9x	2.1x	1.6x

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  EXHIBIT 12
IRON MOUNTAIN INCORPORATED
STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)